Exhibit 99.1

RISK FACTORS

     From time to time, in both written reports and in oral statements by PSINet senior management, expectations and other statements are expressed regarding future performance of the Company. These forward-looking statements are inherently uncertain and investors must recognize that events could turn out to be different than such expectations and statements. Key factors impacting current and future performance are discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. In addition, the following Risk Factors as well as the other information in this Quarterly Report should be considered in evaluating the Company and its business.

Limited History of Operations; Operating Deficit; Continuing Losses; Potential Fluctuations in Operating Results

         The Company began offering its services in 1990. Although the Company has experienced revenue growth on an annual basis with revenue increasing from $15.2 million in 1994 to $38.7 million in 1995 to $84.4 million in 1996, it has incurred losses and experienced negative earnings before interest, taxes, depreciation and amortization (EBITDA) during each of its last three fiscal years. The Company has incurred net losses of approximately $5.3 million, $53.2 million and $55.1 million and has incurred negative EBITDA of approximately $1.5 million, $27.9 million and $28.0 million for each of the years ended December 31, 1994, 1995 and 1996, respectively, and has incurred a net loss of approximately $9.3 million and negative EBITDA of approximately $6.8 million for the three months ended March 31, 1997. At March 31, 1997, the Company had a retained deficit of $125.9 million. Although the Company presently projects that it will achieve positive EBITDA sometime during the second quarter of 1997 and will be profitable by the first quarter of 1998 or prior thereto, there can be no assurance that revenue growth will continue or that the Company will achieve profitability or positive EBITDA in the future. The Company expects to focus in the near term on continuing to increase its corporate customer base and expanding its wholesale network services strategy which will require it to continue to incur expenses for marketing, network infrastructure, personnel and the development of new services and software. Such continued expenses may adversely impact cash flow and operating performance. The Company also plans to continue to enhance PSINet's network and the administrative and operational infrastructure necessary to support its Internet access service domestically and internationally.

         The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes and new product introductions by the Company and its competitors and delays in obtaining sole or limited source equipment. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and cash flow.

Competition

         The market for data communications services, including Internet access services, is highly competitive. The industry has relatively insignificant barriers to entry and numerous entities competing for the same customers. PSINet expects that competition will continue to intensify. The Company


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believes that the primary competitive factors for the provision of Internet services are quality of service, reliability, price, technical expertise, ease of use, variety of value-added services, quality and availability of customer support, experience of the supplier, geographic coverage and name recognition. PSINet's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices.

         The Company's current and prospective competitors generally may be divided into the following two groups: (1) other Internet access providers, such as Bolt, Beranek & Newman Inc. ("BBN"), NETCOM On-Line Communications Services, Inc. ("NETCOM") and other national and regional providers; and (2) telecommunications companies, such as AT&T Corp. ("AT&T"), GTE Corp. (if its recently announced plan to acquire BBN is consummated), MCI Communications Corporation ("MCI"), WorldCom, Inc. (through its mergers with MFS Communications Co., Inc. ("MFS") and UUNET Technologies, Inc. ("UUNET")), Sprint, Inc., regional Bell operating companies ("RBOCs") and various cable television companies. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to PSINet. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can PSINet. In addition, the ability of some of the Company's competitors to bundle other services and products with Internet access services could place PSINet at a marketing or competitive disadvantage.

         Recent Federal Communications Commission ("FCC") regulations may increase competitive activity by RBOCs and other companies in the Internet access business. The 1996 Federal telecommunications legislation also contains certain provisions which allow the RBOCs to provide electronic publishing of information and databases. In addition, this legislation makes it easier for national long distance carriers such as AT&T to offer local telephone service. These regulations and legislation may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, results of operations and financial condition.

         PSINet believes that competition will intensify as new competitors, including large computer hardware, software, media and other technology and telecommunications companies, enter the Internet services market and as existing competitors form alliances with or acquire other companies. For example, the 1996 mergers of UUNET with MFS and of MFS with WorldCom, Inc., as well as GTE Corp.'s recently announced plan to acquire BBN, may create the potential for network expense reductions which could result in a competitive advantage for the combined entity. Such acquisitions, alliances and expanded service offerings may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services.

         As PSINet continues to expand its operations outside the United States, it will encounter new competitors and competitive environments. In some cases, the Company will be forced to compete with and buy services from government owned or subsidized telecommunications providers, some of which may enjoy a monopoly on telecommunications services essential to the Company's business. There can be no assurance that the Company will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with the Company's previously described competitors, foreign competitors may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. There can be no assurance that the Company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the Company at a significant competitive disadvantage.


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

         As a result of industry competition, the Company expects to encounter pricing pressure, which in turn could result in reductions in the average selling price of the Company's services. For example, certain of the Company's competitors which are telecommunications companies, including AT&T and MCI, may be able to provide customers with reduced or free communications costs in connection with their Internet access services or offer Internet access as a standard component of their overall service package, thereby increasing price pressure on PSINet. The Company has in the past reduced prices on certain of its Internet access options and may continue to do so in the future. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. PSINet is not able presently to predict the impact which future growth in the Internet access and on-line services businesses will have upon competition in the industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

Entry Into Wholesale Network Services Business

          In response to competitive considerations in the market for consumer dial-up Internet access customers, the Company altered its strategy in mid-1996 to include providing wholesale network services to consumer-oriented Internet service providers ("ISPs") in the United States, rather than providing the consumer access services directly. The wholesale network services business supplements, but does not directly affect, the Company's core business. At March 31, 1997, the Company provided wholesale network services to approximately 33 consumer-oriented ISPs. The consumer-oriented ISPs are subject to a number of business risks, including, without limitation, those arising from the intense competition in their market, which could impact the Company's wholesale network services business. There can be no assurance that the Company's new strategy will provide significant revenue in the future.

Risks of Growth and Expansion

         The Company had expanded its network to approximately 350 POPs as of March 31, 1997 and plans to continue to expand the capacity of existing POPs as customer-driven demand dictates throughout 1997. The Company's rapid growth has placed, and in the future may continue to place, a significant strain on the Company's administrative, operational and financial resources and has increased demands on its systems and controls. The Company anticipates that its wholesale network service, as well as other business growth, may require continued enhancements to and expansion of its network. Competition for qualified personnel in the internetworking industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating, training and successfully integrating qualified personnel into the Company's operations is often lengthy and expensive. There can be no assurance that the Company will be successful in attracting, integrating and retaining such personnel. In addition, there can be no assurance that the Company's existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel, the inability to successfully integrate new personnel into the Company's operations, the inability to manage its growth effectively or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations and financial condition.


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

Need for Additional Capital to Finance Growth and Capital Requirements

         The Company expects to continue to enhance its network in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. As of March 31, 1997, the Company's network comprised approximately 350 POPs. Based upon its present business plan, the Company believes that working capital, funds from operations, existing credit facilities and additional borrowings which the Company expects to be able to obtain when needed, will be sufficient to meet presently anticipated working capital and capital expenditure requirements of its existing operations. The Company may seek to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses, or to develop new products or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise such funds on favorable terms. In the event that the Company is unable to obtain such additional funds on acceptable terms, the Company may determine not to enter into various expansion opportunities.

Risks Associated with International Expansion

         A component of the Company's strategy is its planned expansion into international markets. To date, the Company has only limited experience in providing international Internet service. There can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent to doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, expropriation, nationalization, war, insurrection and other political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. The Company may need to enter into additional joint ventures or other strategic relationships with one or more third parties in order to successfully conduct its foreign operations. There can be no assurance that such factors will not have an adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. In addition, there can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks Associated With Acquisitions and Strategic Alliances

         As part of its business strategy, the Company expects to seek to develop strategic alliances both domestically and internationally and/or to acquire assets and businesses principally relating to or complementary to its current operations. Any such future strategic alliances or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be


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

successful in overcoming these risks or any other problems encountered in connection with such strategic alliances or acquisitions.

         In addition, if the Company were to proceed with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions or strategic alliances in which the consideration consists of stock, shareholders of the Company could suffer a significant dilution of their interests in the Company. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in increases in the Company's amortization expenses and the length of time over which they are reported. In connection with acquisitions, the Company could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with the Company's business. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.

Dependence on Key Personnel

         The Company's success depends to a significant degree upon the continued contributions of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the internetworking industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, product development efforts and ability to expand its network infrastructure. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

Potential Liability for Information Disseminated through Network; Pending and Threatened Litigation

         The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled in the United States. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending. In addition, recently enacted Federal legislation prohibits and imposed liability for the transmission on the Internet of certain types of information and content. In one case brought against an Internet access provider, Religious Technology Center v. Netcom On-Line Communications Services, Inc., a Federal district court ruled that under certain circumstances Internet access providers could be held liable for copyright infringement. The imposition upon the Company and other Internet access providers or Web hosting sites of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial capital and other resources, or to discontinue certain product or service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of the Internet.


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

         The Company carries errors and omissions insurance with a basic policy limitation of $2.0 million, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

         The law relating to the regulation and liability of on-line services and Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including the Company.

Risks Associated with Financing Arrangements

         The Company's financing arrangements are secured by substantially all of the Company's assets and stock of certain subsidiaries of the Company and require the Company to satisfy certain financial covenants and restrict the payment of dividends. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the Company's shareholders in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings.

Government Regulatory Risks

         The 1996 Federal telecommunications legislation imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Federal telecommunications legislation also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for such activities. Entities solely providing access to facilities not under their control (including transmission, downloading, intermediate storage, access software and other incidental capabilities) are exempted from liability, as are service providers that take good faith, reasonable, effective and appropriate actions to restrict access by minors to the prohibited communications. The constitutionality of these provisions is being challenged in the U.S. Supreme Court, and the interpretation and enforcement of them is uncertain. This legislation may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers such as the Company. In addition, in light of the uncertainty attached to interpretation and application of this law, there can be no assurance that the Company would not have to modify its operations to comply with the statute, including prohibiting users from maintaining home pages on the World Wide Web.

         Recent FCC regulations may increase competitive activity by RBOCs and other companies in the Internet access business. The 1996 Federal telecommunications legislation also contains certain provisions which allow the RBOCs to provide electronic publishing of information and databases. In addition, this legislation makes it easier for national long distance carriers such as AT&T to offer local telephone service. These regulations and legislation may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Although the Company has a subsidiary which is a certified international


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

telecommunications carrier, the Company presently is considered an enhanced services provider in respect of its domestic operations and, therefore, is not currently subject to direct regulation or access charges imposed by the FCC or any other agency for such operations, other than regulations applicable to businesses generally. The Company could become subject in the future to access charges and FCC regulation and/or regulation by other regulatory commissions as a provider of basic telecommunications services. The FCC recently issued a Notice of Inquiry in which it seeks comment on whether it should distinguish between different categories of enhanced services, and announced that it will address issues about the continued viability of its current regulatory division between basic and enhanced services in a future proceeding. If the FCC determines that such a distinction is appropriate, this could result in increased costs being imposed upon the Company.

Risk of System Failure or Shutdown

         The success of the Company is dependent upon its ability to deliver reliable, high-speed access to the Internet. The Company's network, as is also the case with other networks providing similar service, is vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. The Company is also dependent upon the ability of its telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. While the Company's network has been designed with redundant circuits among POPs to allow traffic rerouting, lab and field testing is performed before integrating new and emerging technology into the network, and the Company engages in capacity planning, there can be no assurance that the Company will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network. The Company carries property, POP equipment and business interruption insurance with basic policy limitations of $4.0 million, $5.0 million and $5.0 million, respectively, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all losses that may occur. In addition, the Company attempts to limit its liability to customers arising out of network failures through contractual provisions disclaiming all such liability and, in respect of certain services, limiting liability to a usage credit based upon the amount of time that the system was not operational. There can be no assurance that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage the reputation of the Company and result in the loss of customers.

New and Uncertain Market

         Substantially all of the Company's revenue to date has been, and for the foreseeable future will be, derived from the sale of its Internet access, services and products. The Company's success will depend upon the development and expansion of the market for Internet access services and products and the networks which comprise the Internet. The market for Internet services has only recently developed and has been accompanied by increased press coverage concerning the scope and nature of the information and services available on, and potential uses of, the Internet. Certain critical issues presently surrounding commercial use of the Internet, including security, reliability, ease and cost of access, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If the Internet access market fails to grow, grows more slowly than anticipated or becomes saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected.

Network Security Risks; Risks Associated with Providing Security Services

         Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, its infrastructure is potentially vulnerable to computer viruses,


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

break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and adversely affect existing customer relationships. Persistent security problems continue to plague public and private data networks. Break-ins have reportedly reached computers connected to the Internet at General Electric Co., Sprint and IBM as well as the computer systems of NETCOM, Netscape and the San Diego Supercomputer Center. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on the Company.

         The security services offered by the Company for use in connection with its customers' networks also cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although the Company attempts to limit contractually its liability in such instances, the occurrence of such problems may result in claims against or liability on the part of the Company. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and the Company's customer base and revenues.

Dependence on Suppliers

         The Company has few long-term contracts with its suppliers. The Company is dependent on third party suppliers for its leased-line connections, or bandwidth. Certain of these suppliers are or may become competitors of the Company, and such suppliers are not subject to any restrictions upon their ability to compete with the Company. To the extent that these suppliers change their pricing structures, the Company may be adversely affected. Moreover, the Company is dependent on certain third party suppliers of hardware components. Although the Company attempts to maintain a minimum of two vendors for each required product, certain components used by the Company in providing its networking services are currently acquired or available from only one source.

         The Company has from time to time experienced delays in the receipt of certain hardware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company. The Company's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to the Company's desire to maintain good relationships with the suppliers. As the Company's suppliers revise and upgrade their equipment technology, the Company may encounter difficulties in integrating the new technology into the Company's network.

         Certain of the vendors from whom the Company purchases telecommunications bandwidth, including the RBOCs and other local exchange carriers ("LECs"), currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of the Company's telecommunications bandwidth through, for example, the imposition of access charges.


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

Risks of Technology Trends and Evolving Industry Standards

         PSINet's success will depend upon its ability to develop new products and provide new services that meet customers' changing requirements. The market for Internet access is characterized by rapidly changing technology, evolving industry standards, emerging competition, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

Dependence on Technology; Proprietary Rights

         The Company's success and ability to compete is dependent in part upon its technology and proprietary rights, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. Nevertheless, it may be possible for a third party to copy or otherwise obtain and use PSINet's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures are adequate to protect PSINet's proprietary technology. In addition, PSINet's products may be licensed or otherwise utilized in foreign countries where laws may not protect PSINet's proprietary rights to the same extent as do laws in the United States. It is the Company's policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights. While the Company does not believe that it has infringed the proprietary rights of other parties, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

Potential Volatility of Stock Price

         The market price and trading volume of the Company's Common Stock has been and may continue to be highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow and announcements of new service offerings, technological innovations or price reductions by the Company, its competitors or providers of alternative services could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced


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

significant price and volume fluctuations that particularly have affected technology based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of the Common Stock.


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